Exhibit 8.1

Sutherland Asbill & Brennan LLP

April 30, 2010

Spectrum Brands, Inc.

Six Concourse Parkway, Suite 3300

Atlanta, GA 30328

Re:	Merger Agreement among Spectrum Brands, Inc., Russell Hobbs, Inc.,
Spectrum Brands Holdings, Inc., Battery Merger Corp. and Grill Merger Corp.

Ladies and Gentlemen:

We have acted as counsel to Spectrum Brands, Inc., a Delaware corporation (“Spectrum”), in connection with the Agreement and Plan of Merger, dated as of February 9, 2010, by and among Spectrum, Russell Hobbs, Inc., a Delaware corporation (“Russell Hobbs”), Spectrum Brands Holdings, Inc., a Delaware corporation (“SB Holdings”), Battery Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of SB Holdings (“Battery Sub”), and Grill Merger Corp., a Delaware corporation and a direct wholly owned subsidiary of SB Holdings (“Grill Sub”), as amended (the “Merger Agreement”). Pursuant to the Merger Agreement, Battery Sub will merge with and into Spectrum, with Spectrum as the surviving corporation (“the Spectrum Merger”), and Grill Sub will merge with and into Russell Hobbs, with Russell Hobbs as the surviving corporation (the “Russell Hobbs Merger,” which together with the Spectrum Merger is referred to herein as the “Mergers”). As a result of the Mergers, Spectrum and Russell Hobbs will become subsidiaries of SB Holdings.

This opinion is being delivered in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by SB Holdings with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”), which includes the proxy statement of Spectrum. Under Section 7.3(f) of the Merger Agreement, the receipt of this opinion by Spectrum is a condition of Spectrum to consummate the Spectrum Merger. Any capitalized term used but not defined herein shall have the meaning given to such term in the Merger Agreement.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement and such other documents and agreements as we have deemed relevant, and have made such inquiries as we have deemed necessary or appropriate, as a basis for the opinion set forth herein. In our examination, we have assumed the

Spectrum Brands, Inc.

April 30, 2010

genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies or drafts.

In rendering our opinion, we have assumed, with your permission, that (i) the Spectrum Merger will be effected in accordance with the Merger Agreement and as described in the Registration Statement, (ii) the information and statements set forth in the Merger Agreement and Registration Statement concerning the Spectrum Merger are true, correct and complete, and will remain true, correct and complete at all times up to and including the Effective Time, and (iii) the representations made to us by officers of Spectrum and SB Holdings in certain tax certificates will be true, correct and complete at all times up to and including the Effective Time. We have also assumed that the parties have complied with and if, applicable, will continue to comply with, the covenants contained in the Merger Agreement. If any assumption above is untrue for any reason, our opinion might be adversely affected and may not be relied upon.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury regulations promulgated thereunder, published positions of the Internal Revenue Service, judicial decisions and such other authorities as we have considered relevant, all as in effect on the date hereof and all of which are subject to change or modification, possibly with retroactive effect. A change in any of the authorities upon which our opinion is based could affect the conclusions expressed herein. Moreover, there can be no assurance that our opinion will be accepted by the Internal Revenue Service or, if challenged, by a court.

Based upon and subject to the foregoing, and subject to the qualifications and limitations set forth herein and in the Registration Statement, we are of the opinion that for United States federal income tax purposes:

1. The Spectrum Merger will qualify as a reorganization within the meaning of Section 368 of the Code.

2. A Spectrum shareholder who exchanges shares of Spectrum common stock for shares of SB Holdings common stock pursuant to the Spectrum Merger will not recognize gain or loss on such exchange, except with respect to any cash received in lieu of fractional shares of SB Holdings common stock.

3. The aggregate tax basis of the SB Holdings common stock received by a Spectrum shareholder in the Spectrum Merger (including any fractional shares of SB Holdings common stock deemed received and exchanged for cash) will be equal to the aggregate tax basis of the Spectrum common stock surrendered in exchange therefor by such shareholder.

Spectrum Brands, Inc.

April 30, 2010

4. The holding period of the SB Holdings common stock received by a Spectrum shareholder in the Spectrum Merger will include the holding period of the Spectrum common stock surrendered therefor by such shareholder.

5. The Spectrum Merger will not result in the recognition of gain or loss by Spectrum, SB Holding or Battery Sub.

We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Spectrum Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We do not express any opinion herein concerning any law other than the federal income tax law of the United States.

This opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any changes in applicable law or any factual developments that arise subsequent to the date hereof. This opinion has been prepared for Spectrum and may not be relied upon by any party other than Spectrum and its shareholders without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm name under the headings “Material U.S. Federal Income Tax Consequences” and “Legal Matters” therein. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under the Securities Act or the rules and regulations thereunder.

Very truly yours,

/s/ Sutherland Asbill & Brennan LLP

SUTHERLAND ASBILL & BRENNAN, LLP